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                                                                   EXHIBIT 10(m)


               [CLINICAL TRIALS AGREEMENT BETWEEN THE COMPANY AND
             NATIONAL INSTITUTE OF ALLERGY AND INFECTIOUS DISEASES]


Clinical Trials Agreement                                   Protocal DMID 96-091
SIGA Pharmaceuticals, Inc.-NIAID                                          6/2/97



             NATIONAL INSTITUTE OF ALLERGY AND INFECTIOUS DISEASES
                           CLINICAL TRIALS AGREEMENT
                     FOR STUDIES DONE WITH THE DIVISION OF
                      MICROBIOLOGY AND INFECTIOUS DISEASES



                                    BASED ON

                              PROTOCOL DMID 96-091



           SAFETY, TRANSMISSIBILITY AND DOSE-RESPONSE IN HUMANS OF A
 GROUP A STREPTOCOCCAL VACCINE GP 1223 COMPRISING THE HUMAN COMMENSAL BACTERIUM
   STREPTOCOCCUS GORDONII ENGINEERED TO EXPRESS THE CONSERVED REGION OF THE M
                                   PROTEIN OF
                             STREPTOCOCCUS PYOGENES



                             IN COLLABORATION WITH

                           SIGA PHARMACEUTICALS, INC.

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Clinical Trials Agreement                                   Protocol DMID 96-091
SIGA Pharmaceuticals, Inc.-NIAID                                          6/2/97

The Division of Microbiology and Infectious Diseases (DMID), National Institute of Allergy and Infectious Diseases (NIAID), and SIGA Pharmaceuticals, Inc., located at 666 Third Avenue, New York, New York 10017, have agreed to cooperate on the conduct of a clinical trial whose designation of Protocol DMID 96-091 for Streptococcus gordonii GP 1223 vaccine, entitled "Safety, Immunogenicity, Transmissibility and Dose-Response in Humans of a Group A Streptococcal Vaccine GP 1223 Comprising the Human Commensal Bacterium Streptococcus gordonii Engineered to Express the Conserved Region of the M Protein of Streptococcus pyogenes."

The DMID, NIAID believes that this clinical trial can be efficiently conducted by taking advantage of the established clinical trial site network, Vaccine and Treatment Evaluation Units which is uniquely positioned to coordinate the efforts of a staff of program and data managers, scientists, physicians, statisticians and regulatory experts. Thus, the agreement whose terms and conditions under which the protocol will be conducted and which are outlined below reflects this belief.

The understanding by both parties to the agreement is as follows:

1.   INVESTIGATIONAL NEW DRUG APPLICATION (IND) SPONSORSHIP

     The NIAID shall be responsible for the submission of an IND covering Protocol DMID 96-091. The IND shall satisfy all of the requirements of the United States Food and Drug Administration (U.S. FDA). A letter granting cross reference to SIGA Pharmaceuticals, Inc.'s FDA files which pertain to
     S. gordonii GP 1223 vaccine shall be supplied by SIGA Pharmaceuticals, Inc., and, in return, the NIAID will also supply a letter, if requested, granting cross reference to the NIAID'S IND to SIGA Pharmaceuticals, Inc.

     A.   Monitoring

          The IND Holder shall be responsible for clinical site monitoring and the quality assurance of all data. Monitoring shall be done in compliance with U.S. FDA Good Clinical Practices Guidelines. Representatives of SIGA Pharmaceuticals, Inc. shall have the right with the coordination of the IND Holder to visit the clinical site with the IND Holder.

     B.   Adverse Experience Reporting

     Adverse experience reports shall be collected by the IND Holder according to the procedures outlined in the protocol.

          The IND holder shall assume total responsibility for the reporting of such adverse events to the FDA with a copy to SIGA Pharmaceuticals, Inc.

          The IND holder shall report all serious and life threatening adverse events observed in this clinical trial to FDA and SIGA Pharmaceuticals, Inc., on a timely basis consistent with Federal Regulations 21 CFR 312.32. All other adverse experiences shall be reported by IND holder to FDA and SIGA Pharmaceuticals, Inc. on a timely basis consistent with Federal Regulations 21 CFR 312.33 for the Annual Report. Specific provisions for reporting adverse experiences to agencies outside the U.S. shall be provided for as required.

          SIGA Pharmaceuticals, Inc. shall, in a timely manner and during the term of this trial, provide the DMID, NIAID with any information it now has or may obtain in the future regarding the safety and/or the toxicity of S. gordonii GP 1223 vaccine.

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 2.  PROTOCOL TEAM

     Development and management of the protocol, evaluation of data, proposal of amendments, recommendations for early termination, etc. shall be the responsibility of the Protocol Team. The membership shall include the study PI, co-investigators, representatives from the DMID, NIAID, SIGA Pharmaceuticals, Inc. and the persons involved with statistical and data analysis from the study.

     While the DMID, NIAID will endeavor to control the distribution of the protocol document itself, SIGA Pharmaceuticals, Inc. acknowledges that a list of all protocols which are open to patient enrollment are available (with abstracts) to the public under the Freedom of Information Act.

3.   STUDY SITES

     The DMID, NIAID will utilize trial sites under Government Contract for the studies described in the protocol.

     The NIAID will ensure that the protocol will be conducted at Clinical Trial Sites according to the U.S. FDA Good Clinical Practices Guidelines.

4.   CASE REPORT FORM (CRF) DEVELOPMENT

     The Protocol team shall assume responsibility for the development and subsequent revisions, if any, of CRFs with appropriate review and approval by the DMID, NIAID.

5.   DATA COLLECTION, MANAGEMENT, ANALYSIS AND REPORTING

     The DMID, NIAID shall assume responsibility for the collection, management, analysis, and initial reporting of all data obtained from the trial. SIGA Pharmaceuticals, Inc. may utilize data and reports from this study for any legitimate business or regulatory purpose.

     Information which may be released to the public or which may have significant impact on SIGA Pharmaceuticals, Inc.'s approval of S. gordonii GP 1223 vaccine for commercial sale shall not be released without prior discussion of the information with SIGA Pharmaceuticals, Inc. except to the extent required by Federal Law.

     SIGA Pharmaceuticals, Inc., after appropriate consultation with the DMID, NIAID, may provide information regarding the trial to governmental organizations (e.g., FDA, SEC, etc.).

6.   VACCINE SUPPLY AND DISTRIBUTION

     The DMID, NIAID shall provide SIGA Pharmaceuticals, Inc. with an estimate of the quantity of S. gordonii GP 1223 vaccine that will be required to complete the protocol. SIGA Pharmaceuticals, Inc. shall provide this quantity of vaccine to the DMID, NIAID without charge. The NIAID shall be responsible for distributing S. gordonii GP 1223 vaccine as well as any other vaccine used in the trial to the trial sites. The timing of the delivery and the quantities of the vaccine shipped to repository or study sites shall be mutually agreed upon. The DMID, NIAID shall not provide any of the vaccine to a third party (other than the specific trial sites) without the prior written consent of SIGA Pharmaceuticals, Inc.

     SIGA Pharmaceuticals, Inc., shall provide the DMID, NIAID with necessary Material Safety Data Sheet (MSDS) for S. gordonii GP1223 vaccine together with any specific storage or shipping instructions.

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7.   CONFIDENTIALITY/PROPRIETARY INFORMATION

     The DMID, NIAID shall treat as confidential/proprietary any preclinical, clinical, or formulation data that SIGA Pharmaceuticals, Inc. marks "Confidential" including but not limited to the Investigator's Brochure and the protocol. Such information is the sole and exclusive property of SIGA Pharmaceuticals, Inc. during the period of this Agreement and subsequent thereto. Likewise, all information which is disclosed visually or orally and subsequently confirmed as Confidential Information in writing within ten (10) working days after first disclosure will be held as Confidential Information.

     Confidential/Proprietary Information means confidential scientific, business, or financial information provided that such information:

          is not publicly known or available from other sources who are not under a confidentiality obligation to the source of the information;

          has not been made available by its owners without a confidentiality obligation;

          is not already known by or available to the receiving Party without a confidentiality obligation; or does not relate to potential hazards or cautionary warnings associated with the production, handling, or use of the subject matter of this Agreement

8.   TRIAL DATA

     All raw data obtained from the trial shall be the property of the Clinical Trial Site that produces the data. These data shall not be released to the public except to the extent required by law. No persons or party other than SIGA Pharmaceuticals, Inc., its contractor, and/or its designate shall have any rights to review and/or use the raw data obtained from the trial for purposes of filing an NDA without the permission of SIGA Pharmaceuticals, Inc.

     Where applicable, the grouped data shall be controlled by the NIAID and shall not be released to the public without appropriate consultation with SIGA Pharmaceuticals, Inc. However, SIGA Pharmaceuticals, Inc. retains the right to access and utilize the data for all legitimate business or regulatory purposes.

     Upon completion of the study, SIGA Pharmaceuticals, Inc. will be provided with a copy of the complete analysis data set and other raw data as required in a machine-readable format to be determined jointly.

9.   FDA MEETING

     With respect to any discussions with FDA involving data obtained from this trial, IND holder shall take the initiative in arranging meetings with the FDA. Formal meetings with the FDA concerning the trial data shall be discussed and agreed upon by SIGA Pharmaceuticals, Inc. and the DMID, NIAID in advance. SIGA Pharmaceuticals, Inc. shall have the right to attend all formal meetings with the FDA. The IND holder shall provide SIGA Pharmaceuticals, Inc. with written summaries of all substantive telephone discussions with the FDA.

10.  PUBLICATIONS POLICY

     Any publications based on the results of the trial shall conform to the conditions in the "Advance Understanding" in the contract with the University of Maryland, Contract N01 AI45251: "The content of any abstract or manuscript containing data generated under this contract

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     shall be submitted for review by the NIAID Project Officer before submission for public presentation or publication including presentations at a scientific meeting which includes abstracts. Preprints and reprints of these shall be sent to the Project Officer."

     Additional clauses within the contract state that all publications shall acknowledge NIAID support and be submitted to the Project Officer for review prior to publication. The Project Officer shall have access to all data generated with the support of this contract. SIGA Pharmaceuticals, Inc. shall receive copies of any abstract or manuscript prior to their submission for publication with sufficient time for review and comment.

11.  INDEMNIFICATIONS AND DISPUTES

     No indemnification for damages is provided for under this agreement. Each party shall be liable for damages it incurs as a result of its own activities under this agreement.

     Any dispute arising under this Agreement which is not disposed of by agreement of the parties shall be submitted jointly to the signatories of this Agreement. If the signatories are unable to jointly resolve the dispute within thirty (30) days after notification thereof, the Assistant Secretary of Health (or his/her designee) shall propose a resolution. Nothing in this section shall prevent any Party from pursuing any and all administrative and/or judicial remedies which may be available.

12.  ENDORSEMENT

     SIGA Pharmaceuticals, Inc. acknowledges that the involvement of the DMID, NIAID in the trial shall not be construed as an endorsement by the DMID, NIAID or the National Institutes of Health (NIH) for S. gordonii GP1223 vaccine. However, this does not prohibit SIGA Pharmaceuticals, Inc. to reference or use publications and reports based on the trial for legitimate business and regulatory purposes.

13.  PROVISION OF FINANCIAL SUPPORT TO NIAID CLINICAL TRIALS

     SIGA Pharmaceuticals, Inc. shall not provide separate funding to any sites participating in the trial for any aspect of the study without the prior written approval of the DMID, NIAID.

14.  UNILATERAL TERMINATION

     Either DMID, NIAID or the Collaborator may unilaterally terminate this entire Agreement at any time by giving written notice at least sixty (60) days prior to the desired termination date.

     The Parties agree that should this Agreement be terminated, the Protocol will nonetheless be completed if medically appropriate.

     Neither party may transfer or assign this Agreement or any rights or obligations under this Agreement.

     If this Agreement is terminated, SIGA Pharmaceuticals, Inc. shall receive copies of all data, reports and other information related to this clinical trial and any unused vaccine. The obligations under Paragraphs # 1B (Adverse Experience Reporting), #2 (Protocol Team, as it relates to the distribution of the Protocol); #5 (Data Collection, Management, Analysis and Reporting, as it relates to the release of information); #8 (Trial
     Data), #10 (Publications Policy) and #11 (Indemnification and Disputes) shall survive the termination of this Agreement. In addition, the Confidentiality provisions of Paragraph #7 will expire three years from the date this agreement is terminated.

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If you agree with the terms of this Clinical Trials Agreement for Protocol DMID
96-091 entitled "Safety, Immunogenicity, Transmissibility and Dose-Response in Humans of a Group A Streptococcal Vaccine GP1223 Comprising the Human Commensal Bacterium Streptococcus gordonii Engineered to Express the Conserved Region of the M Protein of Streptococcus pyogenes," please have your authorized representative sign below. An additional signed original is enclosed for your records.

  /s/ John R. La Montagne                           6/26/97
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John R. La Montagne                           (Date)
Division Director
National Institute of Allergy and Infectious Diseases
National Institutes of Health



  /s/ Claire T. Driscoll                             6/27/97
------------------------                            ---------
Office of Technology Development              (Date)
National Institute of Allergy and Infectious Diseases
National Institutes of Health



  /s/ David de Weese                                6/27/97
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David de Weese                                (Date)
President & CEO
SIGA Pharmaceuticals, Inc.

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